Exhibit 4.1

FiEE, INC.

DESCRIPTION OF SECURITIES

The following descriptions of the common stock, par value $0.01 per share (the “Common Stock”) and the preferred stock, par value $0.001 per share (the “Preferred Stock”) of FiEE, Inc. (“us,” “our,” “we” or the “Company”) summarizes the material terms and provisions of the Company’s Common Stock and Preferred Stock. For the complete terms of our Common Stock and Preferred Stock, please refer to our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and our Second Amended and Restated Bylaws, as amended (the “Bylaws”), that are each incorporated herein by reference. The summary below is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws. The terms of these securities may also be affected by the Delaware General Corporation Law.

General

We are authorized under Delaware law to issue up to 60,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.001 par value per share.

Common Stock

Voting Rights. Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise provided by law or our Certificate of Incorporation or Bylaws, all matters other than the election of directors submitted to the stockholders at any meeting shall be decided by the affirmative vote of a majority of votes properly cast upon such question. Directors are elected by a plurality of the votes cast at the meeting. Our Certificate of Incorporation and Bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends. Subject to preferences that may be applicable to any then outstanding Preferred Stock, the holders of our outstanding shares of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. We have never declared or paid cash dividends on our capital stock and do not plan to pay any cash dividends in the foreseeable future. We currently anticipate that we will retain all available funds for use in the operation and expansion of our business.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of Preferred Stock.

Other Rights and Preferences. Holders of our Common Stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our Preferred Stock that we may designate and issue in the future.

Fully Paid and Nonassessable. All of our outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of 10,000,000 shares of Preferred Stock, $0.001 par value per share. Provisions in our Certificate of Incorporation provide that our Board of Directors is authorized to issue Preferred Stock in one or more series, to establish the number of shares to be included in each such series, to establish the voting powers (if any) of the shares to be included in such series, and to fix the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and to fix the qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

Series A Preferred Stock

We have designated 3,000,000 shares of preferred stock as Series A Convertible Preferred Stock, and the remaining shares are authorized but undesignated. As of the date of March 20, 2026, 2,305,357 shares of Series A Convertible Preferred Stock were outstanding.

Conversion and Voting Rights. Each share of Series A Convertible Preferred Stock is convertible into shares of Common Stock at a ratio of 1.4 shares of Common Stock for each share of Series A Convertible Preferred Stock, subject to a 19.99% beneficial ownership limitation, and entitles the holder thereof to vote on an as-converted basis, without regard to such beneficial ownership limitation.

Dividends. Holders of Series A Convertible Preferred Stock shall be entitled to receive, and the Company shall pay, dividends on shares of Series A Convertible Preferred Stock equal (on an as-if-converted-to-Common-Stock basis, without regard to conversion limitations herein) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series A Preferred Stock.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of Delaware law, our Certificate of Incorporation and our Bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock. The ability of our board of directors, without action by the stockholders, to issue up to 8,000,000 shares of undesignated Preferred Stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Meetings. Our Bylaws provide that a special meeting of stockholders may be called only by our Chairman of the board of directors or by our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Bylaws establish advance notice procedures with respect to the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors.

Removal of Directors. Our Bylaws provide that members of our board of directors may only be removed from office (i) with or without cause at any annual or special meeting of stockholders by a vote of a majority of the stockholders entitled to vote in the election of directors, or (ii) for cause by a vote of a majority of the directors then in office, provided that a director may be removed for cause only after reasonable notice and opportunity to be heard before the body proposing to remove such director.

Stockholders Not Entitled to Cumulative Voting. Our Certificate of Incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose.

Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

The provisions of Delaware law, our Certificate of Incorporation and Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare.

Listing

Our Common Stock is traded on The Nasdaq Capital Market under the symbol “FIEE”.

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